EMPLOYMENT AGREEMENT

This Employment Agreement made and entered into this 22nd day of March, 1994 by and between ACE HARDWARE CORPORATION, a Delaware corporation, hereinafter referred to as the "Employer", and Fred J. Neer, hereinafter referred to as the "Executive";

                      W I T N E S S E T H :

Whereas the Executive is now employed by the Employer and the Employer and Executive desire to enter into an Agreement to provide for the continuation of the services of the Executive for the Employer for a term of years to the extent and upon the terms and conditions hereinafter set forth;

Now, therefore, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

l. Employment. The Employer hereby employs the Executive as an executive officer of the Employer holding such specific office or offices during the term of this Agreement to which he has been appointed by the Employer or is hereafter elected by the Board of Directors of the Employer, and the Executive hereby accepts such employment upon the terms and conditions hereinafter set forth. The duties and responsibilities of the Executive shall include those duties and responsibilities assigned to the office or offices held by him under the Employer's By-laws and its practices and procedures, together with such additional duties as may reasonably be assigned to him from time to time by the President or the Board of Directors of the Employer. If, during the term of this Agreement, the Executive shall become eligible to be elected or appointed as a director of the Employer, then, in the event that he is elected or appointed as such a director, the Executive shall serve in such capacity without additional compensation during the remainder of the term of this Agreement.

2. Term of Agreement. The initial term of this Agreement shall begin on April 1, 1994 and shall terminate on March 31, 1996, unless the Agreement shall have been terminated earlier by reason of the Executive's resignation, death, retirement or termination for cause pursuant to Section 4. hereof or by reason of a determination made pursuant to Section 9. hereof. Provided the Executive is actively employed by the Employer as of the last day of the initial term hereof, the Agreement shall automatically be extended for an additional term of one (l) year following the expiration of the initial term unless either the Employer or the Executive shall have delivered written notice to the other party hereto not less than sixty (60) days prior to March 31, 1996 of its or his intention to terminate the Agreement at the end of the initial term, in which case the Agreement shall not be extended beyond March 31, 1996.

3. Employer's Alternative Option to Re-offer Same Agreement. In lieu of either allowing this Agreement to be extended for an additional one-year term beyond March 31, 1996 or exercising its right not to extend the Agreement for such an additional one-year term, the Employer shall have the additional option of offering to the Executive a new Employment Agreement to be effective as of April 1, 1996 which shall contain all of the same terms and conditions as this Agreement except for a provision comparable to this Section 3. and for those modifications which would be required with respect to the then current salary of the Executive and the dates or years to be designated in such new Agreement. In order to exercise such option, the Employer shall deliver written notice to the Executive of the Employer's intention to offer him such new Employment Agreement not less than sixty (60) days prior to March 31, 1996. With such notice the Employer shall tender to the Executive two (2) copies of such new agreement duly executed on behalf of the Employer. In the event that the Executive does not return to the Employer one (l) copy of said new agreement executed by the Executive by March 31, 1996, the Employer's offer of such new agreement shall be deemed null and void. Any decision on the part of the Employer to offer such new agreement to the Executive, as well as any decision on the part of the Employer not to allow this Agreement to be extended for an additional term of one (1) year as provided for in Section 2. above, shall be made only by the Board of Directors of the Employer.

4. Termination for Cause. The Employer may dismiss the Executive from its employment and terminate this Agreement at any time for cause, which shall consist of (a) theft, fraud, or embezzlement, or conviction of any felony; or (b) the giving away or selling of any trade secrets belonging to the Employer or of any information, plans or records acquired or compiled by the Executive, or furnished to him by Employer, in conjunction with his employment hereunder for use in Employer's business, provided that such activity results in a proven detriment to the Employer, and provided further that this provision shall not apply to information, plans and records which are otherwise available to competitors of Employer or to members of the public. In the event of any such termination of this Agreement for cause, payment to the Executive of whatever portion of the Executive's salary which shall have accrued to him to the date of such termination shall be deemed to constitute payment in full for all compensation due to the Executive hereunder and shall also constitute a full and complete discharge of any and all claims which he might otherwise have or purport to have hereunder with respect to any period subsequent to the effective date of such termination for the payment by Employer of compensation to him or for the payment by Employer after such date of the cost of any additional benefits provided by Employer for the Executive.

5. Compensation. For all services rendered by the Executive under this Agreement, the Employer agrees to pay to the Executive a salary of One Hundred Sixty-Eight Thousand Dollars ($168,000.00) per year, or such increased amount, if any, as shall be approved by the Board of Directors of the Employer pursuant to the annual review procedure hereinafter provided for. Such salary shall be paid to the Employee in semi-monthly installments, or in such other manner as shall be mutually agreed upon by the Employer and the Executive. The Employer further agrees to review the salary of the Executive hereunder at a meeting of the Board of Directors of the Employer during the first quarter of 1995 with respect to the amount of such salary to be paid to the Executive during the contract year beginning April 1,1995. In the event that this Agreement is extended for one (1) year beyond March 31, 1996, the Employer agrees to further review said salary at a meeting of the Board of Directors of the Employer during the first quarter of 1996 with respect to the amount thereof to be paid to the Executive during the contract year beginning April 1,1996. The Executive shall be paid such increased salary, if any, as the Employer's Board of Directors shall deem to be appropriate after the completion of each salary review made by the Board. Notwithstanding anything herein to the contrary, the Employer's contractual obligation for the payment of compensation hereunder shall be suspended during any period Executive is receiving income continuation benefits, including, but not limited to, short or long-term disability benefits, under any Employer-sponsored plan.

6. Limitation on Outside Business Activities. The Executive shall devote his entire business time, attention and energies to the business of the Employer, and shall not, during the term of this Agreement, be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, except that the Executive may devote a reasonable portion of his time during business hours to professional, civic, community or charitable activities, and, with the approval of the President of the Employer, to service as a director of other corporations and to other types of activities not expressly mentioned herein.

7. Vacations. The Executive shall be granted during each calendar year a vacation consisting of such number of weeks as he would be entitled to during each such year in accordance with the vacation policy established by the Employer for its executive officer employees.

8. Nondisclosure of Confidential Information. It is understood and agreed that the method and system of business used and developed by the Employer involves marketing programs, pricing procedures, operational procedures, training procedures, information concerning retailers supplied by the Employer, lists of vendors to the Employer, and other confidential information and/or trade secrets of the Employer, and that the Executive, by virtue of his employment hereunder, necessarily has and will become acquainted with such confidential information and/or trade secrets. It is further understood and agreed that the business and customers of the Employer extend throughout the fifty (50) States of the United States and its territorial possessions, the District of Columbia, and several foreign countries located in various parts of the world. Accordingly, the Executive agrees to treat as confidential and to use only for the advancement of the interests of the Employer all such information and/or trade secrets belonging to the Employer and all information, plans and records submitted to him by the Employer or acquired or compiled by him from time to time in the course of his employment by the Employer for use in the Employer's business which he knows to have been received by him in confidence or which he knows would not otherwise be available to competitors of the Employer or to members of the public and, as a further specific condition of his employment hereunder, and in further consideration thereof, the Executive covenants and agrees that he will not, at any time during the term of this Agreement or after its termination divulge to any person, firm or corporation engaged anywhere in any line of business which is directly or indirectly competitive with any line of business engaged in by the Employer any such confidential information or trade secrets. In the event of a breach or threatened breach of the provisions of this Section of this Agreement which conflicts with or would conflict with the interests of the Employer and which results in or would result in a detriment to the Employer, the Employer shall be entitled to an injunction restraining the Executive from so disclosing any such trade secrets or confidential information. Nothing contained herein shall be construed as prohibiting the Employer from pursuing any other remedies available to the Employer for such breach or threatened breach, including the recovery of damages from the Executive.

9. Termination for Physical or Mental Incapacity or Alcohol or Narcotics Addiction. Notwithstanding any other provision herein contained, the Employer may, at its option, terminate this Agreement at any time after it shall have been determined by competent medical authority that the Executive has become physically or mentally incapacitated or has become addicted to the use of alcohol or narcotics to such an extent that he is prevented by reason of such physical disability, mental incapacity, or addiction from properly carrying on his duties hereunder; provided, however, that the foregoing shall not be construed to relieve the Employer of any obligations it would otherwise have under the Americans with Disabilities Act of 1990 or other applicable Illinois statutes to the extent the same are not preempted thereby. In the event of any such termination of this Agreement, the Executive shall be paid whatever portion of his salary shall have accrued to him to the date of such termination, together with such amount, if any, as shall equal the amount of salary which otherwise would have been paid to him during any accrued vacation time not utilized by him, and the payment to the Executive of such salary and such accrued vacation pay shall be deemed to constitute payment in full for all compensation due to the Executive hereunder and shall further constitute a full and complete discharge of any and all claims which he might otherwise have or purport to have hereunder with respect to any period subsequent to the effective date of the termination of his employment pursuant to this Section 9. for the payment by Employer of compensation to him or for the payment by Employer after such date of the cost of any additional benefits provided by Employer for the Executive.

10. Non-Competition with Employer upon Voluntary Termination of Employment. As a further specific condition of his employment by the Employer hereunder and in further consideration of such employment, the Executive agrees that, for a period of one (1) year following any voluntary termination by the Executive of his employment hereunder at any time prior to the last day of the term for which he would otherwise be employed under this Agreement, he will not, in any State or territory of the United States of America or the District of Columbia in which the Employer has franchise or other regular customer relationships with retailers at the time of such termination of the Executive's employment (a) become associated, by way of employment or any other type of arrangement, in any business activities of any other person, firm or corporation which are in competition with any business activities carried on by the Employer or (b) become engaged on his own behalf or for his own account in any such business activity or in the conduct of a consulting or advisory service for any such business activity carried on by any other person, firm or corporation. The Employer and the Executive recognize that the laws and public policies of the various States of the United States and its territories and the District of Columbia may differ as to the validity and enforceability of agreements similar to those contained in this Section 10. It is the intention of the Employer and the Executive that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of the State of Illinois, but that the unenforceability (or the modification to conform with such laws or public policies) of any provision or provisions hereof shall not render unenforceable or impair the validity of the remainder of this Agreement. Accordingly, if any provision of this Agreement shall be determined to be invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this Agreement in order to render the same valid and enforceable to the fullest extent permissible as aforesaid.

11. Application to Subsidiaries of Employer. Any employment of the Executive by any wholly-owned subsidiary of the Employer and any services performed by the Executive for any such subsidiary during the term hereof (including, but not limited to, services in the capacity of an officer or director of any such subsidiary) shall be deemed to be included within the scope of the Executive's employment hereunder and, unless separate compensation of the Executive for the services performed by him for any such subsidiary shall have been expressly authorized by the Board of Directors of such subsidiary, the compensation paid to the Executive pursuant to Section 5. hereof shall be deemed to constitute the total compensation payable to the Executive for the services performed by him for both the Employer and any such subsidiary. The terms "Employer", "Employer's business", "line of business engaged in by the Employer", and "business activities carried on by the Employer" as used in Sections 8. and 10. hereof shall include any subsidiary of the Employer, the business of or lines of business engaged in by any such subsidiary, and all business activities carried on by any such subsidiary.

12. Separation Allowance Payments. In the event that the Employer determines to terminate the Executive's employment for other than the reasons specified in Sections 4. and 9. of this Agreement effective as of any date while this Agreement is in effect, the same shall not constitute a breach of this Agreement; however, in such event, the Employer shall continue to pay to the Executive on the regular dates for payment thereof the salary which would accrue for him under this Agreement if his employment had been continued until the last day of the then current term of this Agreement. In addition, if any such termination of employment by the Employer for a reason not specified in Sections 4. and 9. hereof becomes effective during the final six (6) months of the then current term of this Agreement, the Employer shall further pay to the Executive following the end of such term a separation allowance in a total amount equal to the amount of salary which would have continued to accrue for him if his employment hereunder had continued beyond the end of such term until a total of six (6) months has elapsed from the effective date of such termination of his employment. Such separation allowance shall be paid to the Executive in equal installments on the same dates that the Executive would have received payments of salary if his employment had continued for such period of time. It is the intention of the parties that, by reason of the foregoing provisions, the Executive shall in all events receive payments for a period of six (6) months beyond the effective date of termination of his employment by the Employer during the final six (6) months of the then current term of this Agreement for any reason not specified in Sections 4. and 9. hereof, which payments shall consist of the regular salary payments which would accrue for the Executive until the end of the then current term of this Agreement plus such number of separation allowance payments thereafter as shall be required in order to insure that payments of salary or of amounts equivalent thereto are received by the Executive for such total period of six (6) months subsequent to such termination of his employment. The non-competition provisions set forth in Section
     10. of this Agreement shall also be applicable to the Executive's right to receive separation allowance payments under this Section
     12. and, effective with respect to any such payment which would otherwise become due and payable to the Executive on or after the Executive's commencement of employment in, or other engagement in, any type of business activity described in Section 10., the Employer shall have no obligation to make any such separation allowance payments to the Executive. Notwithstanding anything herein to the contrary, the Employer's obligation to make Separation Allowance Payments hereunder shall terminate upon the death of the Executive and such Separation Allowance Payments as would have otherwise been payable hereunder except for the death of the Executive shall be forfeited.

l3. Outplacement Agency Services. In the event that the Employer determines to terminate the Executive's employment for other than the reasons specified in Sections 4. and 9. of this Agreement effective as of any date while this Agreement is in effect, the Employer shall make available to the Executive, at the Employer's expense, the services of a recognized outplacement agency selected by the Employer for the purpose of aiding the Executive in seeking other employment.

l4. Amendments. Any of the terms and provisions of this Agreement may, from time to time, be altered or amended by mutual agreement of the parties hereto, provided, however, that any such alteration or amendment shall be made in writing and shall be signed by both parties hereto. Any such writing shall be made a part of this Agreement as of the effective date specified in such writing. Any increase in salary granted to the Executive by the Employer pursuant to the salary review provisions of Section 5. of this Agreement shall not constitute an alteration or amendment of the Agreement requiring the signatures of both parties hereto, however, and this Agreement shall be deemed to have been amended with respect to any such salary increase by the adoption by the Board of Directors of the Employer of a resolution authorizing such increase and by the Executive's continuing thereafter to perform the services required of him hereunder.

l5. Entire Agreement. This Agreement constitutes the entire agreement between the parties with reference to the employment of the Executive by the Employer and the compensation to be paid to the Executive for or with respect to such employment. All agreements, contracts, understandings or arrangements which may have been heretofore made or had with reference to the employment of the Executive by the Employer are hereby wholly abrogated, discharged and annulled, with the exception of any existing rights of the Executive under the Employer's Profit Sharing Plan, Pension Plan, Retirement Benefits Replacement Plan, Executive Supplemental Benefit Plans, and other employee benefit plans now maintained by the Employer. The Employer further agrees that any new or improved benefits provided generally to or made generally available to the Employer's executive officer employees will be provided or made available on the same basis to the Executive.

16. Applicable Law. This Agreement and the construction, interpretation and enforcement of each of the provisions hereof shall be governed in all respects by the laws of the State of Illinois.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                        ACE HARDWARE CORPORATION,
                                        a Delaware corporation

EXECUTIVE
                                        By:  Roger E. Peterson
                                             President and CEO
                       (SEAL)
Fred J. Neer

                                        ATTEST:


                                             David W. League  (SEAL)
                                             Secretary